EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 27, 2025, with respect to the consolidated financial statements included in the Annual Report of Empire Petroleum Corporation on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of Empire Petroleum Corporation on Forms S-3 (File No. 333-260570 and File No. 333-274327) and on Forms S-8 (File No. 333-261364, File No. 333-267220, File No. 333-272789 and File No. 333-282100).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

March 27, 2025